Exhibit 10.1

Strictly Private & Confidential

Ms. Julia Jiyan Xu

4A/89 Halsey Street

Auckland 1010

New Zealand

April 4, 2025

Dear Ms. Xu,

Temporary Amendment of Contract

Appointment as interim CEO of Emeren Group Ltd. (the Company)

1.	We refer to the agreement between you and the Company regarding your appointment to the Board as an independent director dated 8 March 2016 (the Director’s Agreement).

2.	As you are aware, it has been agreed that Yumin Liu will step down as Chief Executive Officer (CEO) of the Company and that, for an interim period of an initial 4 months, you will be appointed CEO. You will remain a director of the Board during this time and will continue to receive your usual monthly Director fees in alignment with the agreement dated 8 March 2016 (Clause 4.1).

3.	The parties wish to outline the terms upon which you will act as CEO and to temporarily amend the Director’s Agreement, as set out in this letter.

4.	Expressions defined in the Director’s Agreement and used in this letter have the meaning set out in the Director’s Agreement unless otherwise defined.

5.	This letter, and your temporary appointment as CEO, is deemed to have taken effect on 1 April 2025 (the CEO Appointment Date) and shall continue for a fixed period of 4 months (the Initial Term) when it shall terminate automatically, unless terminated earlier in accordance with paragraph 6 below, or extended in accordance with the provisions of paragraph 7 below (in either case, the Interim Period). Following the end of the Interim Period, your appointment as director of the Company will continue in accordance with the Director’s Agreement only.

6.	The Board may at any time terminate this letter, and your temporary appointment as CEO, by giving you not less than 2 weeks prior written notice during the Interim Period.

7.	The parties may agree to extend the term of this letter, and your temporary appointment as CEO, beyond the Initial Term by written agreement before the expiry of the Initial Term.

8.	For the Interim Period only, the parties agree the following:

8.1	You will serve as CEO of the Company, and shall faithfully and diligently exercise such powers and perform such duties and responsibilities as the Board may assign to you as CEO, which shall include:

(a)	Responsibility for the overall business development and strategic planning of the Company;

(b)	Managing the day-to-day operations of the Company;

(c)	Foster a high-performance, inclusive, and ethical organizational culture and vision;
(d)	Reporting to the Board in connection with the Company’s affairs or your duties on such matters and at such times as are reasonably required.
(e)	Serve as a liaison between the Board, investors, employees, shareholders, and external partners.
(f)	Monitor KPI’s and implement corrective actions to address gaps.
(g)	Other tasks as assigned by the Chairman of the Board of Directors.

8.2	You shall be paid a fee of US$60,000 for the Initial Term, which shall be paid in equal monthly instalments in arrears, payable within 30 days at the start of a new month. You shall be responsible for your own tax on this fee. This fee covers all duties and you will continue to receive your monthly director’s fee, which is due to you as a director of the Board payable in accordance with Clause 4.1 of the Director’s Agreement and service on any Board committee.

8.3	On termination of your appointment as CEO, you shall only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred before that date in accordance with paragraph 8.4.

8.4	The Company will reimburse you for any expenses reasonably incurred in performing your duties as CEO, subject to you providing written evidence of such expenses on request. Such expenses may include reasonable hotel and travel expenses.

8.5	You acknowledge that, by virtue of your CEO role, you will no longer be deemed to be an ‘independent’ director of the Company in accordance with the independence and competence criteria defined in the NYSE Listed Company Manual and the SEC’s rules. You will resign from any committees you serve on which require you to possess independent status, and shall take any other action required by virtue of the loss of your independent status.

8.6	The relationship between you and the Company shall be one of officeholder and not one of employment. At no time shall you or the Company hold you out as being an employee of the Company. This letter (and your appointment as interim CEO of the Company) shall in no circumstances whatsoever cause the BVI Labour Code 2010 to apply to the relationship between you and the Company.

9.	During the Interim Period, this letter is supplemental to the Director’s Agreement and, except as set out in paragraph 8, the Director’s Agreement will continue in full force and effect.

10.	To the extent of any conflict between the terms of the Director’s Agreement and this letter, the terms of this letter will prevail.

11.	This letter and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation is governed by, and will be interpreted in accordance with, the law of the British Virgin Islands and is subject to the exclusive jurisdiction of the courts of the British Virgin Islands.

12.	Please sign and return a copy of this letter to acknowledge your agreement to the temporary variation of the Director’s Agreement.

Yours sincerely

...............................................

For and on behalf of Emeren Group Ltd.

I agree to my appointment as CEO and to the terms set out above.

Signed ...................................

Ms. Julia Jiyan Xu

Date ......................................